Exhibit 10.2

June 19, 2017

Mr. Jason S. Weissman

Boston Realty Advisors

745 Boylston Street

Boston, MA

RE:	Woodland Park Apartments @ Riverside
Newton, MA (the “Property”)

Dear Mr. Weissman:

We have reviewed your offering memorandum and toured the Property.  We have completed our due diligence and are prepared to acquire the Property with the following terms:

Purchase Price:	$45,500,000
Financing Contingency:	None
Due diligence period:	None
Financial Review:	None
Physical Inspection :	None
Contingency:	None
P&S Agreement:	None
Closing:	The closing shall take place as set forth in Section 2.
Purchaser:	New England Realty Associates, Harold Brown on behalf of the General Partner, or its wholly controlled designated nominee.
Deposit	$600,000 upon full execution of offer.
At Risk Funds:	Deposit is at-risk and non-refundable, subject only to resolution of the Injunction described in Section 2, and delivery of title to the Property in its otherwise current condition at Closing.
Escrow:	All deposit money shall be held by Commonwealth Land Title Insurance Company in Boston, MA. Attn: Phil Tanner, Esq.
Termination:

In the event that Seller cannot resolve the Injunction (as defined below) using good faith efforts in accordance with Section 2 below within 60 days of the date hereof (the “Termination Period”), Seller or Purchaser can terminate this offer upon written notice to the other party upon which the Deposit shall be returned to Purchaser (the “Termination Option”). If Seller does not exercise the Termination Option during the initial Termination Period, the Termination Period shall automatically be extended for successive additional 30 day periods, provided, however that Purchaser shall deliver an additional $100,000 deposit on or before the commencement of each successive 30 day extension period. Failure to provide such additional deposit monies shall be a termination of this Offer. In the event that Seller cannot resolve the Injunction in accordance with Section 2 before the end of the Termination Period, as it may be extended, Seller or Purchaser can terminate this offer upon written notice to the other party and all deposit money shall be returned to Purchaser and all obligations hereunder shall be null and void.

PHONE #: 617-783-0039             39 Brighton Avenue, Boston, MA  02134                   FAX #: 617-783-0568

New England Realty Associates is a publically traded company controlled by Harold Brown.  We need to provide audited financials for an 8 k filing after our acquisition. As such, we will need access to the actual financial statements on/or after the closing for our own auditors to be able to provide adequate disclosure.  Our closing on this transaction is not dependent upon their findings, however, we will need cooperation during that period.

Sincerely,

Carl A. Valeri

President & COO

Upon acceptance of the offer, Seller and Purchaser agree as follows:

1)            The Property shall be in substantially the same condition on the Closing Date as it is on the date of this Offer but otherwise the Property is being sold in its “as-is” condition.

2)           The parties agree to execute and deliver commercially reasonable conveyance and authority documents at Closing which shall include a deed signed by seller, an assignment of leases and rents signed by both parties, a bill of sale signed by seller, and a trustee’s certificate signed by the Seller.  Purchaser hereby agrees that as of the date hereof, Purchaser has reviewed the title to the Property and  agrees that the current title is good, clear and marketable, except for the pending Injunction (as defined below).

The Closing shall occur upon the earlier of: (1) July 6, 2017, so long as no interlocutory appeal is filed on or before June 30, 2017, which is the expiration of the appeal period regarding the denial of the application for preliminary injunction (the “Injunction”) in Jeanne Maurer, Plaintiff v. Michael F. Iodice, Trustee of M.J. Realty Trust II, Chatham Investment Trust of Newton, and Chatham Investment Trust of Newton II, Defendant, Superior Court Department of the Trial Court, Civil Action Number 1781CV00991; or (2) in the event of an interlocutory appeal of the denial of the Injunction is filed, then the closing would occur on the first business day after the final order of the appellate court dismissing the interlocutory appeal, or affirming the denial of that application.

The above shall not modify nor alter the extension periods as provided in the Termination Section on page 1 of this Agreement, which Section remains in full force and effect.

In any event, regardless of any interlocutory appeal of the denial of the Injunction, the issuance of a commitment for an Owner’s title insurance policy by a national title insurance company, with no exception for the appeal, or with an exception for the appeal and affirmative coverage over the appeal, including defense costs, shall be deemed to satisfy the title requirements of this agreement, and the Closing would occur on the first business day after issuance of such commitment.

3)            The parties agree to adjust costs and prorations at Closing as follows:

A.  Purchaser Costs.  Purchaser shall pay the following: (i) the fees and disbursements of its counsel, inspecting architect and engineer, if any; (ii) any escrow fees; (iii) any sales or use taxes relating to the transfer of any personal property to Purchaser; (iv) the cost of the issuance of any policy of title insurance issued in connection with this transaction; (v) the cost of any update to the copy of the survey provided by Seller to Purchaser; (vi) any recording fees relating to the deed to be delivered by Seller hereunder and Purchaser’s other closing documents and Purchaser’s lender’s documents; and (vii) any other expense(s) incurred by Purchaser or its representative(s) in closing this transaction.

B.  Seller Costs.  Seller shall pay the following costs of closing this transaction: (i) the fees and disbursements of its counsel; (ii) the cost of any deed excise stamp taxes; (iii) any recording fees relating to the documents to be recorded by Seller in order to clear title in the manner described by this Offer; and (iv) the broker’s fee to the extent any such fee is payable pursuant to the separate agreement.

C.  Adjustments.

(i)  Collected rents and any other amounts paid by tenants applicable to the month in which the Closing occurs, or which have been prepaid by tenants at the Property.

(ii)  Purchaser shall receive a credit against the Purchase Price for any cash security and other deposits paid by tenants.

(iii)  Operating expenses (excluding management fees and insurance) shall be adjusted as of the Closing Date.  There will be no prorations for payroll or debt service.

(iv)  Real estate taxes, personal property taxes, special assessments (and installments thereof) and other governmental taxes and charges relating to the Property shall be adjusted as of the Closing Date.

(v)  Utilities paid by Seller, including electricity, water and gas, shall be read on or as close as possible before the Closing Date and paid by Seller at or prior to Closing.

(vi)  If any of the aforesaid prorations cannot be calculated accurately as of the Closing Date, then they shall be adjusted/estimated in accordance with standard conveyancing practice and accurately calculated as soon after the Closing Date as feasible.  All prorations shall be made on a 365-day calendar year basis, using actual number of days in the month.

4)            In the event that Seller fails to perform its obligations at Closing, Buyer has the right to terminate this offer and the Deposit shall be returned to the Buyer, or Buyer may seek specific performance of the transactions contemplated by this Offer.

5)            Seller and Buyer warrant that they have not worked with any brokers on this transaction other than Boston Realty Advisors (the “Broker”).  Upon the closing of this transaction, the recording of the deed and the payment of the full purchase price, the Seller will be responsible for paying a brokerage fee to the Broker pursuant to a separate agreement.

6)            From the date of the execution of this Offer through the Closing Date the Seller will remove the Property from the market and will not have, or enter into, any discussions or negotiations with any party other than the Buyer in connection with the sale of the Property, and will not enter into, or entertain, any backup offers for the sale of the Property.

7)            This offer will be held in strict confidence and not shared with any third parties including other buyers, developers, investors or brokers.

Acknowledged and agreed to by Seller and Buyer below:

SELLER:

M.J. Realty Trust II

By:
Name:	Michael Iodice, as Trustee and Not Individually
Date:

BUYER:

By:
Name:
Title:
Date: